Exhibit (h)(21)

BLOOMBERG INDEX SERVICES LIMITED
731 Lexington Avenue
New York, NY 10022

MASTER INDEX SERVICES LICENSE AGREEMENT

LICENSOR: **BLOOMBERG INDEX SERVICES LIMITED**
CLIENT: **EMPOWERED FUNDS LLC** **AGREEMENT:** **3155543**

This Master Index Services License Agreement (this "**Master Agreement**") is entered into by and between Licensor and Client. In consideration of the mutual promises and agreements contained herein, it is agreed as follows:

1. Definitions. In this Master Agreement, the following terms have the following meanings:

(a) ***Additional Terms*** means the additional terms and conditions to this Master Agreement which are implemented via a Service Schedule or via an amendment.
(b) ***Agreement*** means the terms and conditions of this Master Agreement together with the applicable Service Schedule and Additional Terms (if any), as the same may be amended in writing by the Parties from time to time.
(c) ***Applicable Law*** means all applicable laws, regulations, rules, or requirements of any relevant regulated market or exchange, or other similar organized securities market, which are in force from time to time during the Term.
(d) ***Authorized Third Party Platform*** *or* ***ATPP*** means a third party platform or application set forth in a Service Schedule in accordance with paragraph 3(g) of this Master Agreement, which either delivers or provides access to the Data to Licensee and/or which Licensee uses to store, analyze or manage Data.
(e) ***Bloomberg*** means Licensor together with its affiliates.
(f) ***Bloomberg Products*** means Bloomberg's current and future informational and/or analytical products and services, including the Bloomberg Terminal, Datalicense, B-Pipe and Server API.
(g) ***Business Day*** means any weekday that the major U.S. stock markets are open for trading.
(h) ***Business Unit*** means the specific business unit, department or division of Licensee licensed to use a Service provided under a particular Service Schedule and identified therein. Except as otherwise set forth in a particular Service Schedule, a particular Business Unit only includes that business unit, department or division of Licensee that is substantially integrated from a business and operations perspective, taking into account common management, sales and marketing personnel, common operational and infrastructure support and regional considerations.
(i) ***Change of Control*** means (a) if a Person who Controls Licensee ceases to do so or (b) if another Person acquires Control of Licensee during the Term.
(j) ***Commercialized*** means, in respect of any product or service, those which are made commercially available to third parties as a standalone item and/or for which a separately identifiable fee is charged to such third party.
(k) ***Constituent Level Data*** means data, information and/or analytics relating to each constituent security or financial instrument in the Indices, including, where applicable and as made available by Licensor in a constituent level data file from time to time: security identifier, Pricing Data, market value, classification code, position, maturity, coupon, yield and/or total return.
(l) ***Contractor*** means, in respect of the Licensee, any Person not directly employed by the Licensee, who operates on a contracted with or consultancy basis for Licensee (whether employed by a one-man consultancy company or an umbrella agency) provided such Person: (i) has a written contract with Licensee; (ii) provides services to the Licensee substantially equivalent to those of an employee of Licensee; (iii) is subject to substantially the same terms and conditions as an employee of Licensee, including any applicable codes of conduct which would govern such Person's use of the Licensor Materials; and (iv) has access to and use of the Licensor Materials, or any portion thereof, solely to provide services to and only for the benefit of the Licensee to assist in Licensee's fulfilment of the Permitted Purpose.
(m) ***Contract Year*** means in relation to a Service Schedule, each successive 12-month period following such Service Schedule's Effective Date.
(n) ***Control*** means as follows: a Person will be deemed to "control" another Person if (i) it directly or indirectly owns more than fifty percent (50%) of the voting securities, equity ownership interests, or profits interests of such Person, or (ii) has the power, directly or indirectly, to direct or cause direction of the management of or appoint the majority of the management of such Person whether through the ownership of stock, by contract or otherwise. The terms ***Controlling*** and ***Controlled*** shall have corresponding meanings.
(o) ***Covered Entities*** means Data Providers, Third Party Licensors and any other partners or suppliers of Bloomberg used in the provision of the Services.
(p) ***Custom Indices*** means any Indices created and/or developed by Bloomberg Index Services Limited ("**BISL")** pursuant to a Licensee request and published as custom indices for the Licensee as set forth in a Service Schedule.
(q) ***Data*** means any and all information and data made available to Licensee, directly or indirectly (including via an Authorized Third Party Platform), as part of the Service(s), including (as applicable) any Indices, Index Level Data, Constituent Level Data, Pricing Data and/or analytics.
(r) ***Data Provider*** means a provider of Third Party Data.
(s) ***Data Provider Agreement*** means an agreement between Licensee and a Data Provider in respect of Third Party Data and related services.
(t) ***Derived Data*** means data or information that is the output of calculations or analysis performed by Licensee using Data, provided that (a) such Data used in such calculation or analysis does not, in Licensor's sole good faith judgment, remain identifiable in, and may not be readily extracted or reverse-engineered from, such output by a party other than Licensee which derived such Derived Data and (b) that such Derived Data does not, in LIcensor's sole good faith judgment, equate to an index.

(u) ***Effective Date*** means, in respect of each Service Schedule, the date from which the Service Schedule is deemed to take effect, as set forth therein.

(v) ***Fees*** means any and all fees payable by the Licensee under an Agreement and as set out in the applicable Service Schedule(s).

(w) ***Financial Product*** means an investment or financial product or instrument, such as an option, swap, warrant, note or fund, created, issued, executed, managed, administered, exchanged, traded, sold, redeemed, marketed and/or promoted by Licensee that uses, as the basis or component thereof, links or tracks, and/or endeavors to link or track the returns or performance of an Index which may include holding the constituents of an Index in substantially the same proportionate weighting scheme as an Index, and as further set forth and/or described in the applicable Service Schedule.

(x) ***Index Level Data*** means aggregated, historical and daily updates to general characteristics of the Indices, including the value of, at a given point in time, the return of an Index and such other data elements and analytics as may be made generally available by Bloomberg in an index level data file from time to time.

(y) ***Indices*** mean those indices, including (if applicable) Custom Indices, made available to Licensee by Licensor as set out in a Service Schedule.

(z) ***Informational Materials*** means all advertising material, brochures, regulatory filings, prospectuses, disclosure documents, term sheets, websites, press releases and any other similar information and materials of the Licensee created for use in relation to Financial Products that in any way use or refer to Bloomberg, any Indices and/or any Marks.

(aa) ***Initial Term*** means the initial two (2) Contract Years or such alternative period commencing as of the Effective Date of a Service Schedule as set forth in each Service Schedule.

(bb) ***Insubstantial Portion*** means limited, insubstantial and de minimis amounts of Data when compared to the total amount of Data contained within a data set or data file made available via the Service that is the source of such limited amounts, which shall consist solely of Index Level Data (such as aggregated return, portfolio risk, or performance metrics over a limited set of time horizons); provided that Licensee may include the top and/or bottom twenty (20) constituent securities of the applicable Index in connection with performance attribution to the extent such list of securities does not exceed ten percent (10%) of the total number of constituent securities in such Index.

(cc) ***Intellectual Property Rights*** means: any inventions (whether or not patentable); trademarks, service marks, logos, trade names, business names and any other indications of origin (including rights in goodwill attached thereto); design rights; rights in or to (or rights in and to) internet domain names, website addresses and social media handles; semi-conductor topography rights; copyrights (including future copyrights) and all moral rights related thereto; index methodologies and methodology coding; database rights; rights in and to confidential information (including trade secrets); and all other intellectual property rights, in each case subsisting at any time in any part of the world (whether registered or unregistered) and any: (a) pending applications, patent or registrations pertaining thereto in any country or jurisdiction; and (b) similar or analogous rights to any of these rights in any jurisdiction.

(dd) ***Internally Developed Platform*** means Licensee's internally-developed software applications used primarily to store, retrieve and manage data and/or perform analysis activities in connection with the Permitted Purpose.

(ee) ***Investment Accounting Activities*** means back office accounting and audit functions, including, mark-to-market, valuations, brokerage activities, trading and settlement management and reporting, margin calculations (other than in connection with an Index as more fully described under the Permitted Purpose), order execution and inventory control.

(ff) ***License*** means the license for the Service granted in accordance with paragraph 3 of this Master Agreement and the applicable Service Schedule.

(gg) ***Licensee*** means either the Client and/or its affiliate(s) who are a party to an Agreement, as evidenced by their authorized signature to a Service Schedule which incorporates the terms and conditions of this Master Agreement.

(hh) ***Licensor Competitor*** means any Person that provides products or services which compete with, are substantially similar to, or could act as a substitute for, the Services provided under the Agreement.

(ii) ***Licensor Materials*** means any, or part of, the Data, Marks and Methodology.

(jj) ***Marks*** means the trademark BLOOMBERG in word form only together with any other trade names, trademarks, or service marks used by Bloomberg or its Third Party Licensors in commerce in association with the Indices and as expressly set forth in a Service Schedule.

(kk) ***Methodology*** means the process, procedure, formula, algorithm, rules and/or methodology relating to the construction, calculation, and/or distribution of an Index.

(ll) ***Parties*** mean Licensor and the Licensee and each individually, a "**Party**".

(mm) ***Permitted Purpose*** means the purpose for which a Service can be used under the License as set out in the relevant Service Schedule.

(nn) ***Person*** means any individual, corporation, limited-liability company, partnership, firm, joint venture, association, joint-stock company, trust, or other entity or organization, including a fund, trust, government or political subdivision or an agency or instrumentality thereof.

(oo) ***Pricing Data*** shall mean the prices, including evaluated prices, for securities or other interests that are calculated and/or made available by Licensor under the Agreement as part of the Data.

(pp) ***Related Party*** means in relation to any Party, any director, officer, employee or agent of such Party.

(qq) ***Renewal Term*** means the two-year period following the Initial Term and each successive two-year period thereafter, or such alternative period as agreed to by the Licensee and Licensor and as set forth in each Service Schedule.

(rr) ***Service*** means the particular Licensor Materials, which may include Data, and related and/or ancillary products and/or services to be provided or licensed by Licensor or its affiliate to Licensee as set forth and/or further described in a Service Schedule and as may be updated from time to time.

(ss) ***Service Schedule*** means a schedule in a form mutually agreed to by Licensor (or its affiliate) and Licensee and entered into, and as may be amended, by the Parties from time to time setting out the Service to be provided and/or licensed by Licensor and/or an affiliate thereof to Licensee.

(tt) ***Service Schedule Term*** means the duration of any Service Schedule including the Initial Term and any and all Renewal Terms.

(uu) ***Taxes*** means any sales, use, withholding, value added, or other tax, assessment or fee of any kind that is imposed by any government or other taxing authority in respect of any Fees paid.

(vv) ***Third Party Data*** means any and all Data that is provided or licensed to Bloomberg by third parties.

(ww) ***Third Party Licensors*** means those third parties who directly or indirectly license to Bloomberg any proprietary data, information, indices, Indices, trademarks, service marks and/or other intellectual property included in any Services.

2. Term

(a) This Master Agreement shall be effective on and from the Effective Date of the first Service Schedule entered into hereunder and shall continue in effect until terminated in accordance with its terms, or otherwise in accordance with law or equity (such period from the initial Service Schedule Effective Date through the date of termination, the "**Term**").

(b) Subject to and in accordance with the Agreement, Licensor shall provide or license those Services set forth in a Service Schedule to the Licensee named therein. Each Service Schedule shall, unless otherwise set forth therein, be effective on and from the applicable Effective Date, shall continue for the Initial Term, and shall automatically renew for successive Renewal Terms, unless either Party notifies the other Party of its intent not to renew a Service Schedule with no less than 30 days written notice to the other Party prior to the commencement of any Renewal Term, as applicable. This is at all times subject to the earlier termination of such Service Schedule in accordance with this Master Agreement, the provisions of a particular Service Schedule or otherwise in accordance with law or equity.

3. License and Permitted Purpose

(a) Licensor grants to Licensee, from the Effective Date of the applicable Service Schedule until the termination thereof, a worldwide, non-exclusive, non-transferable, non-sublicensable (except as set out in paragraph 3(c) of this Master Agreement in relation to Contractors) and limited license to access and use the Services solely for the applicable Permitted Purpose.

(b) Bloomberg and its Third Party Licensors and Data Providers hereby expressly reserve any and all rights, licenses and permissions in and to the Services other than those limited rights explicitly licensed in accordance with the License.

(c) Contractor License

(i) If and only to the extent that Licensee utilizes any Contractors, Licensee shall be entitled to sub-license to such Contractors the rights to access and use any Services, or any relevant portions thereof, but only in so far as is necessary to enable Licensee to fulfil the Permitted Purpose and provided always that:

(A) Licensee may not subcontract to a Licensor Competitor;

(B) Licensee shall ensure that the terms of each contract it has with Contractors meets or exceeds the applicable terms of the Agreement to which it applies (including terms related to confidentiality, indemnity, limitation of liability, the License, audit, Additional Terms and acknowledgments of Intellectual Property Rights);

(C) Licensee shall remain fully liable and responsible to LIcensor for the acts and omissions of its Contractors (and the acts and omissions of such Contractors shall be deemed to be the acts and omissions of Licensee); and

(D) Licensor shall be a third party beneficiary of the agreement between Licensee and Contractor.

(d) Restrictions on Use of Data by Licensee

(i) Licensee shall only use the Services or any portion thereof on an Internally Developed Platform, on an Authorized Third Party Platform set forth in the applicable Service Schedule or as otherwise may be expressly set forth in a Service Schedule.

(ii) In no event shall Licensee have the right to modify the Data or create any derivative works, including any derived data or indices, from the Services or any portion thereof, except to the extent permitted under paragraph 3(e) below, or as expressly included as part of a Permitted Purpose set forth in the applicable Service Schedule.

(iii) Licensee acknowledges that Bloomberg does not endorse any Informational Materials or any other research or client reports prepared, published or provided by Licensee under an appropriate License, and Licensee shall not state or imply that Bloomberg or any of its third party agents or licensors approve of, endorse, or express any opinion in respect of any such Informational Materials or any other research materials or client reports.

(iv) Unless expressly set forth in a Service Schedule, the License granted therein may be exercised solely by Licensee and does not cover any affiliates. Licensee shall not allow any other third party to access and/or use the Services and/or any portion thereof, including any Licensor Materials, without the express written consent of Licensor.

(v) Licensee may not use the Services, or any portion thereof (including any Licensor Materials or Derived Data), in any way except as may be expressly set forth under the Permitted Purpose in a Services Schedule, including, without limitation:

(A) to improve the quality of data sold or contributed by Licensee to any party;

(B) to create, contribute to, or improve upon any database of reference data, pricing data or securities master file;

(C) to use the Constituent Level Data other than in connection with an Index as more fully described under the Permitted Purpose;

(D) for any data validation or verification;

(E) in Investment Accounting Activities (including without limitation using Pricing Data to calculate NAVs or to validate NAV calculations);

(F) to issue, market or promote Financial Products; and

(G) to create Commercialized products or services that compete with any business, product or service of Bloomberg including, without limitation, any use that may: (x) result in the displacement of an existing subscription of, or the loss of a potential subscription by, a third party to Bloomberg's information services; (y) result in a reduction of Licensee's existing or potential subscriptions to Bloomberg's information services; or (z) prejudice the rights of Bloomberg or any Third Party Licensors to exploit its respective portion of the Data.

(vi) In addition to any rights granted to Licensee under the Permitted Purpose in a Services Schedule, the restrictions in paragraph 3(d)(v) of this Master Agreement are also subject to any rights that the Licensee has been granted pursuant to a separate written agreement entered into with Bloomberg expressly conveying such rights to Licensee.

(vii) Notwithstanding any other provision of the Agreement, Licensor does not represent that the Services are appropriate or available for use in any particular location or for any or all purposes. Licensee shall not provide any Services: (i) in any country and/or region with respect to which the United States maintains trade sanctions prohibiting the shipment or provision of services, goods, technology or software (a "**Sanctioned Jurisdiction**") ; (ii) to, or for the benefit of, the government of a Sanctioned Jurisdiction or a person located in or normally resident of a Sanctioned Jurisdiction; (iii) if applicable, to any national of a Sanctioned Jurisdiction, wherever located; (iv) to anyone on the (A) Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control (the "**SDN List**"), (B) Foreign Sanctions Evaders List maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control (the "**FSE List**"), (C) U.S. Department of Commerce's Denied Persons List or (D) U.S. Department of Commerce's Entity List ((A)-(D), the "**U.S. Prohibited Party Lists**"); (v) to the extent applicable, for the purpose of providing, financing or otherwise dealing in prohibited new equity or new debt of entities listed on the Sectoral Sanctions Identifications List maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control (the "**SSI List**"); or (vi) to anyone for any purpose that would be prohibited under U.S. law, including, without limitation, nuclear, chemical or biological weapons proliferation.

(viii) Each time Licensee receives or uses the Services, Licensee shall be deemed to represent, warrant and covenant to Bloomberg that Licensee is not: (i) located in or normally resident of, or the government of, any Sanctioned Jurisdiction; (ii) a national of a Sanctioned Jurisdiction that is, in such capacity, subject to sanctions prohibitions; (iii) on any U.S. Prohibited Party List; (iv) acting on behalf of or owned or controlled by any person or entity on the SDN List or FSE List; (v) using the Services in connection with providing, financing or otherwise dealing in prohibited new equity or new debt of entities listed on the SSI List, or entities owned or controlled by any entity on the SSI List; or (vi) using the Services for any purpose that would be prohibited under U.S. law, including, without limitation, nuclear, chemical or biological weapons proliferation.

(e) Derived Data. Licensor acknowledges and agrees that Licensee shall be permitted to create Derived Data solely in connection with a Permitted Purpose and to the extent such Derived Data is created in accordance with the terms of the applicable Service Schedule. If and to the extent that Licensee creates and/or provides Derived Data as permitted in the Agreement, the Licensee shall be responsible for the same (including ensuring compliance with all Applicable Laws) and Bloomberg shall have no responsibility and/or liability to any Person for the same. For the avoidance of doubt, if Licensee re-creates or re-produces data from Derived Data that is substantially the same as the Data, such data shall be treated as Data under the Agreement and not as Derived Data. In addition, without limiting paragraph 3(f) below, to the extent that Licensee creates any Derived Data from any Third Party Data contained within the Data, Licensee represents, warrants and covenants to Bloomberg that it has and shall maintain any and all necessary rights from the applicable Data Provider and/or Third Party Licensor.

(f) Third Party Data / Additional Terms

(i) Licensee's access to and use of Third Party Data is not guaranteed and may require the Licensee to enter into a Data Provider Agreement and/or abide by Additional Terms and/or pay additional fees in accordance with paragraph 5(b) of this Master Agreement. Licensor's obligation to provide Third Party Data to Licensee and Licensee's license to use it under the Agreement shall be subject to, as may be required, Licensee entering into and remaining in compliance with any applicable Data Provider Agreement and/or Additional Terms and/or paying the additional fees in accordance with paragraph 5(b) of this Master Agreement. If a Data Provider Agreement applies, the terms of the Data Provider Agreement shall apply in addition to the Agreement in respect of such Third Party Data. Without limiting paragraph 8 of this Master Agreement, Bloomberg disclaims any and all responsibility in respect of and liability for any of the Third Party Data and Bloomberg shall not be liable for any delay or failure to provide Third Party Data (including any Data that may incorporate or be derived from any Third Party Data) or perform the Services to the extent caused by (i) Licensee's failure to have or be in compliance with a Data Provider Agreement and/or Additional Terms and/or pay the additional fees in accordance with paragraph 5(b) of this Master Agreement or (ii) its compliance with any instruction given by a Data Provider to deny Licensee access to any of the Third Party Data (including any Data that may incorporate or be derived from any Third Party Data).

(ii) Licensee acknowledges that Bloomberg may be required by Third Party Licensors and/or Data Providers, to disclose certain information to them concerning Licensee's use of the Services.

(g) Authorized Third Party Platforms

(i) Licensee may access Data within and/or receive Data from an Authorized Third Party Platform as and to the extent described in the applicable Service Schedule. Without limiting paragraph 8 of this Master Agreement, Bloomberg disclaims any and all responsibility, including for any liability, in respect of the Authorized Third Party Platform or the redistribution of any Data via the Authorized Third Party Platform and any other services provided by the Authorized Third Party Platform provider. Licensee

acknowledges that its use of the Authorized Third Party Platform may be subject to a separate agreement between Licensee and the Authorized Third Party Platform provider.

(ii) To the extent that Bloomberg has an arrangement in place with an Authorized Third Party Platform, Licensee expressly acknowledges and agrees that its access to the Data via such Authorized Third Party Platform may cease or otherwise change at any time, without prior notice, in the event that such arrangement is terminated or otherwise modified.

(h) Changes and Exceptions to Obligations to Calculate, Maintain and Publish Indices. Bloomberg and/or its Third Party Licensors and Data Providers may from time to time change or alter any aspect of the Services, including any Index, the Methodologies, the composition, the underlying data used for its calculation, and/or its name or applicable Marks. Bloomberg may also make enhancements and upgrades to the Services from time to time as it deems necessary or desirable. Licensee shall comply with such changes, enhancements and upgrades. Licensor shall use commercially reasonable efforts to provide Licensee with notice of any material changes to an Index provided, however, that Licensor shall have no obligation to provide Licensee with such separate notice in advance of a general notice to be distributed to all of its licensees.

(i) Non-Exclusivity. Nothing in the Agreement shall be construed to restrict Bloomberg from any use of the Licensor Materials, including, without limitation, from granting any licenses in respect thereof to any third party.

4. Reliance on the Services

(a) Bloomberg does not provide investment, tax or other advice of any kind via the Services. No aspect of the Services is based on the consideration of Licensee's individual circumstances. The Services are provided for information purposes only and any investment decisions made in reliance on the Services shall be entirely the responsibility of the Licensee (or its clients or potential clients) and shall be made by the Licensee (or its clients or potential clients) at its (their) own risk. Under no circumstances should any Service be used or considered as an offer to sell or a solicitation of any offer to buy the securities or any other instruments of any issuer or a commitment by Bloomberg or any of its Third Party Licensors or Data Providers to make any offer to enter into, transfer, assign, or terminate any transaction. Licensee acknowledges that the Services are intended for use as an aid to professional investors in making their own informed judgments. Licensee acknowledges and agrees that Bloomberg is not acting as an investment adviser, discretionary manager or fiduciary to Licensee or any third party in connection with the Services and that Bloomberg is not assuming any duties or obligations other than those expressly set out in the Agreement.

(b) Licensee accepts responsibility for, and acknowledges it exercises its own independent judgment in its selection of the Services, its' use or intended use of such, and any results obtained therefrom.

5. Billing and Payment

(a) In consideration for the Services, Licensee will pay the Fees upon presentation of an invoice therefor. Unless otherwise set forth in a Service Schedule to the contrary, all Fees are non-refundable and will be invoiced and paid in United States Dollars. To the extent permitted by law, Bloomberg may send and Licensee agrees to receive invoices via electronic mail.

(b) With written notice to Licensee from Licensor, Licensee agrees to pay any levies or fees imposed or charged by a Data Provider in exchange for Licensee's right to access and use such Data Provider's Third Party Data which shall be payable upon presentation of an invoice therefor.

(c) All Fees are payable by Licensee in full without deduction, withholding, set-off or counterclaim for any reason whatsoever.

(d) All Fees shall be kept confidential by Licensee.

(e) All Fees are exclusive of Taxes and will be paid by Licensee without deduction or withholding for or on account of any Taxes unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If Licensee is so required to deduct or withhold, then Licensee will pay to Licensor, in addition to the payment to which Licensor is otherwise entitled under such Service Schedule, such additional amount as is necessary to ensure that the net amount actually received by Licensor will equal the full amount Licensor would have received had no such deduction or withholding been required.

(f) Licensor reserves the right to increase the Fees payable under a Service Schedule to take effect as of the impending Renewal Term by providing at least ninety (90) days' advance written notice to the Licensee prior to the commencement of such Renewal Term.

6. Proprietary Information and Intellectual Property Rights

(a) Save in respect of Third Party Data, Licensee acknowledges and agrees that any and all rights in and to the Licensor Materials (including Intellectual Property Rights) are the property of Bloomberg and/or their Third Party Licensors. Licensee acknowledges and agrees any and all rights in and to the Third Party Data (including Intellectual Property Rights) are the property of the Data Providers and/or their licensors. Licensee acknowledges and agrees that the Agreement shall not be construed to vest in Licensee, any affiliate of Licensee or any third party, any rights with respect to the Services or any part thereof except as expressly granted in the License.

(b) Licensee acknowledges and agrees that the Licensor Materials, including Third Party Data contained therein, are valuable property of Bloomberg and/or its Covered Entities and that use of Services or any portions thereof, including any Licensor Materials and/or Third Party Data, in a fashion contrary to the terms of the Agreement is likely to cause harm to Bloomberg and/or its Covered Entities which may be irreparable by money or damages, and that Bloomberg and/or its Covered Entities shall be entitled to an injunction against such improper use and to enforce the provisions of the Agreement as is reasonably necessary to prevent or cure the breach (which may include, without limitation, a preliminary injunction, permanent injunction and/or entry of an order of specific performance) without the posting of any bond or other security and without the need to prove that irreparable harm would result from

the breach in the absence of equitable relief. The Parties further agree that, if Bloomberg and/or its Covered Entities are successful in whole or in part in such an action for equitable relief, Licensee shall reimburse Bloomberg and/or its Covered Entities for all costs incurred in the action, including, without limitation, any reasonable attorneys' fees. Nothing, however, contained in the Agreement shall be deemed to waive any of the rights which Bloomberg and/or its Covered Entities may have in law or in equity.

(c) Licensee shall not use the Marks except as otherwise agreed by the Parties in a Service Schedule. In the event that Licensee has been granted use of the Mark(s), it shall only use the Marks in accordance with such Service Schedule and Licensee shall be required to seek the prior consent of Licensor before using such Marks in any manner substantially different from uses previously approved.

7. Audit

(a) Licensee shall at all times during the Term maintain complete and accurate records (including applicable data in electronic format) with respect to access to and usage of the Services for the most recent thirty-six (36) months. Bloomberg may audit the use of the Services during the Term and during the period three (3) years after the later of either termination of a relevant Service Schedule or, to the extent permitted and applicable under a Service Schedule, the date that any Financial Product terminates, liquidates, expires and/or matures in accordance with its terms. In addition, Licensee shall provide Licensor with all information reasonably required by Licensor from time to time in order to calculate the Fees and/or ensure compliance with the terms of the Agreement. Licensee confirms that any information provided by it in connection with the Agreement will be complete, accurate and not misleading in any material respect and shall notify Licensor immediately upon becoming aware that any such information has or will change in any material respect. Upon reasonable prior written notice and during normal business hours, subject to Licensee's reasonable and standard security procedures provided in writing to Licensor (provided such procedures do not frustrate the purpose of the audit), Licensee shall allow Licensor and any third party designated by Licensor access to Licensee's and, where applicable, shall procure Licensor's access to any Contractors', premises, computers (including, but not limited to, hardware, software and network services) and personnel at all reasonable times for the purpose of such audit. Upon the request of Licensor, Licensee shall make a management employee available to assist with such audit.

(b) Licensee agrees that if its use of the Services is shown to be in breach of an Agreement, without limiting any other remedy available to Licensor, Licensor shall have the right to terminate the Agreement in accordance with paragraph 9(d) of this Master Agreement.

(c) Licensor will pay the costs of such audit, provided that if such audit reveals any breach of the License or payment of the Fees then without prejudice to any other rights and remedies available to Licensor:

(i) Licensee will pay the reasonable costs of such audit; and

(ii) Licensee will pay any Fees not properly paid in accordance with the Agreement in accordance with paragraph 5 of this Master Agreement.

8. Warranties; Disclaimers and Limitations of Liabilities

(a) Licensee represents, warrants and covenants to Licensor that: (i) it has all requisite regulatory and legal authority to enter into and be bound by the Agreement; and (ii) its use of the Services complies with all Applicable Law. In addition, if Licensee receives Pricing Data on over-the-counter derivative instruments pursuant to any Service Schedule, it represents and warrants, and shall be deemed to represent and warrant each time it receives such Pricing Data, that it has total assets exceeding U.S. $10 million or the equivalent in another currency, is a regulated financial institution, insurance company, broker-dealer or futures commission merchant, or is otherwise an "eligible contract participant" as defined in the U.S. Commodity Exchange Act.

(b) LICENSEE AGREES AND ACKNOWLEDGES THAT THE SERVICES, INCLUDING ALL LICENSOR MATERIALS, ARE PROVIDED ON AN "AS IS" AND "AS AVAILABLE" BASIS. WITHOUT LIMITING THE FOREGOING, NEITHER BLOOMBERG, ITS COVERED ENTITIES NOR THEIR RESPECTIVE RELATED PARTIES ASSUMES ANY RESPONSIBILITY NOR DO THEY MAKE, AND HEREBY EXPRESSLY DISCLAIM, ALL ASSURANCES, REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, (INCLUDING ANY WARRANTY OR CONDITION OF MERCHANTABILITY, QUALITY OR FITNESS FOR A PARTICULAR PURPOSE) WITH RESPECT TO THE SERVICES, INCLUDING ALL LICENSOR MATERIALS. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BLOOMBERG, ITS COVERED ENTITIES AND THEIR RESPECTIVE RELATED PARTIES SHALL NOT BE RESPONSIBLE FOR OR HAVE ANY LIABILITY FOR ANY INJURIES OR DAMAGES CAUSED BY THE SERVICES, FROM WHATEVER CAUSE, INCLUDING FOR ANY CALCULATION ERRORS, INACCURACIES, DELAYS OR INTERRUPTIONS WITH RESPECT THERETO, AND SHALL NOT BE LIABLE FOR ANY LOST PROFITS, LOSSES, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR ANY CLAIM AGAINST LICENSEE BY ANY OTHER PARTY. EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT, LICENSEE IS SOLELY RESPONSIBLE FOR ANY LOSSES, DAMAGES OR COSTS RESULTING FROM ITS RELIANCE ON THE SERVICES, INCLUDING ALL LICENSOR MATERIALS.

(c) Licensee shall indemnify, hold harmless and at Licensee's expense defend Bloomberg, its Covered Entities and their respective Related Parties against any loss, claim, demand or expense (including reasonable attorneys' fees) arising in connection with a breach of the Agreement by Licensee or the use of the Services by Licensee.

(d) Notwithstanding anything to the contrary, but subject to paragraph 8(f) of this Master Agreement, to the extent permitted by law, the aggregate liability of Bloomberg, its Covered Entities and their respective Related Parties arising in connection with the Agreement and the Services for damages, regardless of the form of the action, shall not exceed the fees paid by Licensee during the three (3) months preceding the first loss or damage, and this shall be Licensee's exclusive remedy.

(e) Except as it relates to Licensee's obligation to pay all Fees, no Party shall be liable to the other for any default resulting from force majeure, which shall be deemed to include any circumstances beyond the reasonable control of the Party or Parties affected. No

action, regardless of form, arising out of or pertaining to any of the Services may be brought by Licensee more than one year after the cause of action has accrued.

(f) Notwithstanding anything to the contrary, Licensor agrees to indemnify Licensee and hold it harmless and at Licensor's expense defend Licensee against any claim that the Licensor Materials provided by Licensor hereunder infringe any copyright, trademark or other contractual, statutory or common law rights; provided that (i) Licensee shall promptly notify Licensor in writing of the claim, (ii) Licensor shall have sole control of the settlement and defense of any action to which this indemnity relates, (iii) Licensee shall cooperate in every reasonable way to facilitate such defense, and (iv) if Licensee becomes aware of any suspected infringement by a third party of any proprietary rights of Licensor, Licensee shall promptly notify Licensor of such activities.

9. Termination

(a) Client or Licensor may terminate this Master Agreement upon written notice to the other party if either party is in material breach of this Master Agreement and such breach is not capable of remedy or, if the breach is capable of remedy, the breaching party has failed to remedy such breach within thirty (30) days of receiving written notice requiring it to do so.

(b) If Licensor is in material breach of a Service Schedule and either such breach is not capable of remedy or, if the breach is capable of remedy, Licensor has failed to remedy such breach within thirty (30) days of receiving written notice requiring it to do so, the Licensee may terminate that Service Schedule immediately by written notice.

(c) Licensee may terminate a Service Schedule (or any portion thereof as it relates to a particular Service licensed thereunder with an identifiable fee) at any time upon not less than sixty (60) days' prior written notice to Licensor and, in such event, Licensee shall be liable for all Fees payable under the terminated Service Schedule (or relevant portion thereof) through and up to the effective date of termination plus a termination charge in an amount equal to 50% of the Fees calculated in accordance with each terminated Service Schedule (or relevant portion thereof) for the balance of the Initial Term or any applicable Renewal Term then in effect as of the termination date ("**Termination Charge**"); provided, however, in the event that Licensee is terminating any Service that is included in a combination of Services (e.g., multi-index family Services deal) for which Licensee was paying a Fee based on that combination (and not individual rates for each applicable Service included in that combination), then the surviving Services shall be charged according to Licensor's standard rates (as may be set forth in the most recent invoice provided to Licensee or a new combination price applied to the surviving Services) and if there is a net decrease in the Fees paid to Licensor as a result of such termination and reassessment of the Fees related to those surviving Services that were part of the original combination, the Termination Charge shall be based on that difference in the Fees applied to the applicable prorated period. For avoidance of doubt, in the event the aforementioned reassessment of the Fees results in a higher aggregate charge for the surviving Services (as compared to the total charges prior to termination), no Termination Charge will be assessed and Licensee shall be responsible for such increased Fees. In addition, to the extent that Licensee's terminated Service(s) hereunder constitutes access via any ATPP, and following such termination no other ATPPs remain in place, then the Termination Charge shall include the base fee for ATPP access in addition to the particular charge for that last ATPP being terminated.

(d) Licensor may terminate any Service Schedule(s), in whole or in part, immediately by written notice to Licensee if Licensee is in breach of such Service Schedule (including, for the avoidance of doubt, in breach of this Master Agreement as applied to such Service Schedule) and, if the breach is capable of remedy, Licensee fails to cure such breach within thirty (30) days of written notice from Licensor.

(e) Licensor may terminate any and all applicable Service Schedules or relevant portions thereof upon written notice to Licensee (Licensor to use all reasonable efforts to provide the Licensee with as much prior notice as is reasonably practicable under the circumstances) if:

(i) Licensor concludes in good faith that, pursuant to a legal or regulatory reason, including any government interpretation or any actual or threatened litigation, its ability to license the Services is materially impaired or it can no longer continue to provide such affected part(s) of the Services, including any Licensor Materials, as result thereof;

(ii) Bloomberg's agreement with any Third Party Licensor or Data Provider is terminated and the loss of rights materially impairs the License, which for example, may include the loss of rights to any Marks or Methodologies (including portions thereof) or if any securities or commodities exchange or other source of Third Party Data (1) ceases to provide data to Licensor necessary for providing the Services, (2) terminates Licensor's right to receive data in the form of a "feed", (3) materially restricts Licensor's right to redistribute data, or (4) institutes charges (other than nominal charges or charges which deems to be reasonable to be incurred in connection with providing the Services) for the provision of data to Licensor, the redistribution of such data by Licensor to Licensee or use by Licensee thereof in accordance with any Permitted Purpose; or

(iii) Licensee undergoes a Change of Control without first obtaining Licensor's prior written consent (not to be unreasonably withheld).

(f) Licensor may terminate this Master Agreement and/or any relevant Service Schedule or portion thereof by giving Licensee written notice if Licensor believes, in good faith, that material damage or harm is occurring, or is reasonably likely to occur, to the reputation or goodwill of Bloomberg as a result of Licensee's continuing use of the Services. In addition, if Licensor notifies the Licensee in writing that it is failing to materially comply with its obligations in relation to use of any Mark under the Agreement, Licensee shall, as soon as reasonably practicable, modify the use of such Mark(s) so as to meet their obligations, and, in the case of Financial Products, not issue any additional Financial Products and/or Informational Materials, and use commercially reasonable efforts to remove from circulation any Informational Materials not in compliance until the non-compliance has been rectified to the reasonable satisfaction of Licensor. If the use of the Marks has not been rectified to the reasonable satisfaction of Licensor within five (5) Business Days from the date of notice, Licensor may terminate this Master Agreement.

(g) Either Party may, without liability for compensation or damages, terminate any and all effected Service Schedules immediately upon written notice to the other Party if:

(i) the other Party files a petition in bankruptcy or for reorganization or rehabilitation under the United States federal bankruptcy law or any similar law of another jurisdiction or any national, state or provincial law for the relief of debtors or is adjudicated bankrupt or insolvent and/or order is passed for the administration or the winding-up, or dissolution of the Licensee; and/or

(ii) the other Party compounds with or convenes a meeting of its creditors and/or gives notice to any of its creditors that it has suspended or is about to suspend payment of any of its debts or is commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness or makes an assignment for the benefit of its creditors.

(h) Upon termination or expiration of all Services Schedules entered into in accordance with this Master Agreement, this Master Agreement shall automatically terminate and this Master Agreement shall no longer have any effect. For avoidance of doubt, if a Service Schedule is terminated and other Service Schedules remain in force, this Master Agreement shall remain in force with respect to such other Service Schedules until such time as all Service Schedules expire or are terminated in accordance with their respective terms.

10. Consequences of termination

(a) Upon termination of the Agreement or any Service Schedule, Licensee's (and any third parties authorized in accordance with the Agreement) right to use or access the Services in accordance with the Agreement or such Service Schedule shall immediately terminate, as applicable, and Licensee shall immediately delete and purge all Data and all copies thereof provided that, notwithstanding the foregoing, Licensee may continue to store the Data solely: (A) if it otherwise has a license or other agreement in relation to the relevant Data which permits such retention and storage; (B) for such period and to the extent required to comply with Applicable Law; (C) if such Data has been manipulated, stored or combined with other data and is stored by the Licensee in such a way that, in Licensee's sole good faith judgment, it is commercially impracticable for Licensee to readily identify, delete and purge such Data, including Data stored for disaster recovery purposes (it being acknowledged that it shall be deemed commercially impracticable to delete and purge data where to do so would necessitate the removal or destruction of other commercially significant data); or (D) to the extent contained within Informational Materials or other materials generated in accordance with the Agreement. For the avoidance of doubt, any Data that cannot be deleted and purged in accordance with this paragraph on termination may only be used for the purposes set out in this paragraph.

(b) Except to the extent a Service Schedule specifies otherwise, upon termination of that Service Schedule, Licensee shall pay all outstanding Fees in respect of the terminated Service Schedule(s) within thirty (30) days of such termination.

11. Assignment

(a) Licensee may not assign an Agreement or the rights thereunder without the prior written consent of Licensor.

(b) Any purported transfer, assignment or delegation in violation of this paragraph 11 will be null and void and shall give rise to a right to terminate the Agreement in accordance with paragraph 9 above.

12. Governing Law

(a) The Agreement shall be governed by and construed in accordance with the laws of the United States and the State of New York regardless of the substantive law that might otherwise govern under applicable choice-of-law principles. The Parties hereto, their permitted successors and assigns, agree to submit to the exclusive jurisdiction of the federal and state courts located in New York County, New York in connection with any matters arising out of or relating to this Agreement and waive all objections to the selection of such venue or to such courts' assertion of jurisdiction over the Parties regarding such matters, including without limitation on the grounds of forum non conveniens and sovereign immunity. This choice of jurisdiction does not prevent Bloomberg from seeking injunctive relief with respect to a violation of Intellectual Property Rights or confidentiality obligations in any appropriate jurisdiction.

(b) Save as otherwise expressly provided in the Agreement, the rights and remedies of each Party under the Agreement are in addition to, and not exclusive of, any rights or remedies provided by law or equity.

13. Entire Agreement. Each Service Schedule shall form part of the Agreement and be read together with this Master Agreement. The Agreement is the entire agreement of the Parties regarding its subject matter, and supersedes all previous and contemporaneous communications, proposals, or agreements. Each Party confirms that it has not relied upon, and shall have no remedy in respect of, any agreement, warranty, statement, representation, understanding or undertaking made by any party (whether or not a Party) unless that warranty, statement, representation, understanding or undertaking is expressly set out in the Agreement.

14. Parties. Licensee recognizes that Bloomberg and its Covered Entities each have rights with respect to the Services, including the data, information and other items made available by Licensor via the Services. Paragraphs 6 and 8 of this Master Agreement shall be for the benefit of Bloomberg, its Covered Entities and their respective Related Parties. No other third party has any directly enforceable rights under the terms of the Agreement. Notwithstanding the foregoing, Client and Licensor may modify or terminate this Master Agreement and the Parties may modify or terminate those Service Schedules to which they are a Party without the consent of any third party beneficiary.

15. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier or electronic mail. Any such notice shall be deemed given when so delivered personally, or, if mailed, five (5) days after the date of deposit in the United States mails, or, if sent by overnight courier, on the next Business Day following deposit with such courier or, if sent via electronic mail, on the day of

transmission provided confirmation of receipt is obtained promptly after transmission and a confirming copy is sent via mail; provided in each case that such notice and copies thereof are delivered to the following addresses:

Licensor: c/o Bloomberg Index Services Limited
731 Lexington Avenue
New York, New York 10022
Attention: Julie Hubell
Telephone: +1-212-617-5241
Email: jhubell@bloomberg.net

With a copy to: (Same address)
Attention: Legal Department
Telephone: +1-212-318-2000
Email: legalnotices@bloomberg.net

Client: As set forth in the Service Schedule.

16. Publicity. Neither Party shall make any public announcement regarding the Agreement or any of the contents herein without the prior written consent of the other Party.

17. Amendments. This Master Agreement may be amended only by written agreement of Client and Licensor (except for those amendments to this Master Agreement as agreed to by the Parties in a Service Schedule) and each Service Schedule may only be amended by written agreement of the Parties thereto, provided, in all cases, any such amendment is signed by a duly authorized representative of the respective parties, and which is explicitly expressed to be an amendment to this Master Agreement and/or the Services Schedule, as applicable.

18. Counterparts. This Master Agreement and any Service Schedule may be executed in any number of counterparts, each of which when executed shall constitute an original of such document, but all the counterparts shall together constitute the same document. This Master Agreement, including any Schedules hereto, and any modifications, waivers or notifications relating thereto, may be executed and delivered by facsimile, electronic mail, or other electronic means, including via a website designated by Bloomberg by completing the procedures specified on that website. Any such facsimile, electronic mail transmission, or communication via such electronic means shall constitute the final agreement of the parties and conclusive proof of such agreement, and shall be deemed to be in writing and to have the same effect as if signed manually. Client agrees that it has the ability to store the information delivered to Client electronically such that it remains accessible to Client in an unchanged form.

19. Survival. Paragraphs 1, 3 (other than 3(a)), 4, 6 to 8 and 10 to 19 of this Master Agreement shall survive the expiration or termination of this Master Agreement and any Service Schedule, along with any other provisions which, by their nature, are intended to survive termination.

IN WITNESS WHEREOF, each of Licensor and Client has caused this Master Agreement to be executed through its duly authorized representative.

Agreed to by:	Agreed to by:
EMPOWERED FUNDS LLC Client Name	**BLOOMBERG INDEX SERVICES LIMITED**
Patrick Cleary Signature (Duly authorized signatory, officer, partner or proprietor)	[signature] Signature of Authorized Signatory
Patrick Cleary Name (Please type or print)	
CCO - EA Series Trust Title (Please type or print)	10/25/2022
10 / 25 / 2022 Date	Date

Bloomberg

BLOOMBERG INDEX SERVICES LIMITED
731 Lexington Avenue
New York, NY 10022

AFFILIATE EXPANSION AMENDMENT TO THE INTERNAL USE SERVICE SCHEDULE

This is an Amendment (the "**Amendment**") to the Internal Use Service Schedule, Product License Service Schedule or Data Distribution Platform Provider Service Schedule associated with Schedule ID No. 20194299 (as applicable, the "Schedule") by and between BLOOMBERG INDEX SERVICES LIMITED ("**Licensor**") and **EMPOWERED FUNDS LLC** ("**Licensee**"). Capitalized terms that are not defined in this Amendment shall have the meaning given to them in the Schedule.

1. For purposes of the Services provided under the Schedule, the definition of "Licensee" shall include **EMPOWERED FUNDS LLC** and its affiliates that are Named Affiliates (as defined below). "Named Affiliates" shall mean those entities listed below that either (a) directly or indirectly own a majority of and control **EMPOWERED FUNDS LLC**; (b) are directly or indirectly majority-owned and controlled by a parent entity that also directly or indirectly owns a majority of and controls **EMPOWERED FUNDS LLC**; or (c) are directly or indirectly majority-owned and controlled by EMPOWERED FUNDS LLC.

2. **EMPOWERED FUNDS LLC**: (a) shall cause each Named Affiliate to comply with the Agreement as if such Named Affiliate were Licensee, (b) shall cause any former Named Affiliate failing to satisfy the definition of "Named Affiliate" at any time to immediately cease all use of the Services provided under the Schedule and to comply with any requisite purge obligations contained in the Agreement, (c) represents, warrants and covenants to Bloomberg that it has all rights, power and authority to make all representations, warranties and covenants included in the Agreement on behalf of each Named Affiliate, (d) hereby makes all such representations, warranties and covenants included in the Agreement on behalf of each Named Affiliate and (e) hereby agrees to be responsible for any breach or non-compliance with the Agreement by any Named Affiliate.

Named Affiliates
EA SERIES TRUST

3. This Amendment shall commence on the date it is accepted by Bloomberg and shall remain in full force and effect throughout the Service Schedule Term (or any renewal thereof) for the Schedule, unless terminated in accordance with the terms herein. Each party shall have the right to terminate this Amendment at the end of the Service Schedule Term (or any renewal thereof) for the Schedule by giving the other party not less than 90 days' written notice prior to the end of the Schedule Term or any renewal thereof. Licensor shall have the right to terminate this Amendment upon Licensee's or any Named Affiliate's breach of or non-compliance with the Agreement (including this Amendment); provided that this Amendment shall automatically terminate upon termination of the Schedule.

4. This Amendment, including any modifications, waivers or notifications relating thereto, may be executed and delivered by facsimile, electronic mail, or other electronic means, including via a website designated by Bloomberg by completing the procedures specified on that website. Any such facsimile, electronic mail transmission, or communication via such electronic means shall constitute the final agreement of the parties and conclusive proof of such agreement, and shall be deemed to be in writing and to have the same effect as if signed manually. Licensee agrees that it has the ability to store the information delivered to Licensee electronically such that it remains accessible to Licensee in an unchanged form. Each party represents that the person signing on its behalf has the legal right and authority to execute, enter into and bind such party to the commitments and obligations set forth herein.

Except as otherwise amended and supplemented herein, all other terms and conditions of the Schedule shall remain in full force and effect.

Agreed to by:	Agreed to by:
EMPOWERED FUNDS LLC Company Name	**BLOOMBERG INDEX SERVICES LIMITED**
Patrick Cleary Signature (Duly authorized signatory, officer, partner or proprietor)	
Patrick Cleary Name (Please type or print)	[signature] Signature of Authorized Signatory
CCO - EA Series Trust Title (Please type or print)	10/25/2022
10 / 25 / 2022 Date	Date

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